Exhibit 99.1
                                                                    ------------

                                      Company Contacts:         Lisa D. Lettieri
                                                    Scientific Games Corporation
                                                                    212-754-2233

                                                         MDI Entertainment, Inc.
                                                                    860-527-5920

                                      Media Contact: :           Shelley Spector
                                                        Spector Associates, Inc.
                                                                    212-943-5858

                     SCIENTIFIC GAMES AND MDI ENTERTAINMENT
                  MUTUALLY AGREE TO TERMINATE LETTER OF INTENT



NEW YORK, MAY 8, 2002, SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) AND MDI ENTERTAINMENT, INC. (OTC: LTRY.BB) announced today that they have mutually and amicably terminated negotiations with respect to the previously announced contemplated acquisition of MDI by Scientific Games. The announcement comes in the wake of MDI's announcement of a proposal by International Capital Partners, LLC to purchase 50% of MDI's outstanding common stock not owned by International Capital Partners at $3.30 per share. Scientific Games and MDI continue to work with each other pursuant to their strategic alliance agreement.

ABOUT SCIENTIFIC GAMES

         Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our website at www.scientificgames.com.


ABOUT MDI ENTERTAINMENT, INC.

         MDI's services include game and ticket design, merchandise prize fulfillment, management of second-and third-chance draws, fully-staffed customer service, coordination of winner travel & accommodations, advertising and marketing support, consumer research and Internet marketing and advertising. Currently, the company's portfolio of licensed lottery properties includes but is not limited to NBA/National Basketball Association, Betty Boop(TM), Elvis Presley(R), I Love Lucy(R), Magic 8 Ball(R), FIFA World Cup(R) Soccer, Universal Studios Monsters(TM), SPAM(TM), Heroes of Space(TM), Louisville Slugger(R), CMT(R), Wheel of Fortune(R), Jeopardy!(R), Harley-Davidson(R), The Hollywood Sign(R) and Hollywood Walk of Fame(R) Ray Charles(R), Hollywood Squares(R), TABASCO(R), Lionel, and NASCAR(R) race drivers including Jeff Burton(R), Mark Martin(R), Matt Kenseth(R), and Bill Elliott(R). Our website is located at www.mdientertainment.com.

         SAFE HARBOR

         This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made to the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2001 of Scientific Games and MDI Entertainment.

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